CONSULTING AGREEMENT



          THIS CONSULTING AGREEMENT is entered into as of

November 1, 1994 between ROBERT M. DE KRUIF ("Consultant") and

H. F. AHMANSON & COMPANY, a Delaware corporation (the "Company").


In consideration of the mutual covenants set forth herein, the parties agree as follows:

          1.   ENGAGEMENT.  The Company hereby engages

Consultant, and Consultant hereby accepts engagement, as a

consultant to the Company for a term from the date hereof through

October 31, 1995.

          2.   DUTIES.  Consultant shall provide the Company with

professional services regarding the matters listed on Exhibit A attached hereto.  Consultant shall also provide consultation and advice to the Company and its subsidiaries on such matters

regarding government affairs as the Chief Executive Officer or the General Counsel of the Company may from time to time request in writing.

               a.   REPORTING.  Consultant shall report to and be

subject to the supervision and control of the Chief Executive

Officer of the Company or any person designated by the Chief

Executive Officer and shall provide such officer, at such times and in such form and detail as such officer shall require, with reports of his performance and accomplishments and of

developments and progress in the matters and projects which he undertakes pursuant to this agreement.  Consultant shall meet with the Chief Executive Officer of the Company or his designee


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at least monthly with respect to all consulting services provided by Consultant to the Company hereunder.

               b.   COMPLIANCE.  In performing services for the

Company pursuant to this agreement, Consultant shall use his best efforts to cause the Company to comply with all applicable laws and regulations.

          3.   COMPENSATION.  During the term of this agreement

the Company shall pay to Consultant as compensation in full for his services hereunder a monthly retainer of $8,333.33, payable at the end of each month.  For purposes of Section 1 of the

Employment Agreement between the Company and Consultant dated

March 1, 1975, as amended, the monthly retainer payments

specified in the foregoing sentence shall not be considered

"direct compensation paid to Executive" [as defined in the

Employment Agreement] by the Company and, therefore, shall not be aggregated in determining whether Executive has received the minimum annual salary provided for under the Employment

Agreement.

          4.   OFFICE SERVICES.  For the purpose of enabling

Consultant to render services hereunder, the Company shall

provide Consultant with an office and all necessary business equipment and supplies needed to perform his duties under this agreement.

          5.   EXPENSES.  The Company shall reimburse Consultant

for all reasonable expenses necessarily incurred by Consultant in providing consulting services to the Company.  Consultant shall


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obtain prior approval of the Chief Executive Officer of the

Company of any reimbursable expense in excess of $500.

          6.   INDEPENDENT CONTRACTOR.  Consultant is an

independent contractor and will not be treated as an employee with respect to services performed for the Company for any

purposes, including, but not limited to, federal, state or local tax purposes, or for the purposes of worker's compensation or unemployment benefit laws.  No amounts will be withheld from fees payable to Consultant under this agreement for the purposes of

Federal Insurance Contribution Act (Social Security), or for

other federal, state or local tax withholding laws.  Consultant alone is responsible for the payment of all income and employment taxes and estimates thereof on all fees received from the

Company.  Consultant shall not have authority to (a) execute any document in the name or on behalf of the Company, (b) enter into any oral or written commitments involving the Company, or

(c) otherwise obligate the Company in any manner whatsoever.

          7.   NOTICES.  Any notice required or permitted

hereunder shall be in writing, shall be deemed given only upon receipt and shall be mailed or delivered addressed as follows:

               a.   If to the Company:

                    H. F. Ahmanson & Company
                    4900 Rivergrade Road
                    Irwindale, California  91706

                    Attention: Chief Executive Officer






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
               b.   If to Consultant:

                    Mr. Robert M. De Kruif
                    900 Oxford Road
                    San Marino, California  91108

or to such other address as either party shall provide for such purpose pursuant to this section.

          8.   PERSONAL SERVICES.  No rights or obligations of

Consultant hereunder may be assigned or delegated without the prior written consent of the Company.  Any attempted assignment or delegation without such consent shall be void.

          9.   ARBITRATION.  In the event of a dispute arising

over the interpretation or enforcement of any of the provisions of this agreement, or any other controversy or claim arising out of or relating to the agreement, Consultant and the Company agree to submit such dispute to arbitration in accordance with the

Commercial Arbitration Rules of the American Arbitration

Association.  Consultant and the Company agree that the

arbitration shall occur in Los Angeles, California.




















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          IN WITNESS WHEREOF, the undersigned have executed this

Consulting Agreement effective as of the date first set forth above.

                              H. F. AHMANSON & COMPANY



                              By    /s/ Merrill S. Wall
                                   Merrill S. Wall
                                   First Vice President


                                    /s/ Robert M. De Kruif
                                   Robert M. De Kruif




































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
                            Exhibit A


AHMANSON RANCH PROJECT: Help the Company obtain entitlements and building permits on whatever development plan is ultimately put forward.

SUTTER BAY PROJECT: Help the Company obtain entitlements and building permits on whatever development plan is ultimately put forward.

OTHER DEVELOPMENT PROJECTS: Help the Company from time to time in working with local governments and agencies.

CALIFORNIA STATE GOVERNMENT: Maintain and develop relationships with state government to permit access if needed by the Company.

CALIFORNIA AND FEDERAL LEGISLATIVE BRANCHES: Arrange meetings for Company officers with appropriate members of these bodies in pursuit of our legislative agenda.

































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